UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Zogenix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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Attached is a written communication sent by the President and Chief Executive Officer of Zogenix, Inc. (“Zogenix” or the “Company”) to the Company’s employees on May 24, 2016 regarding a proposal submitted to the Company’s stockholders to approve a one-time stock option exchange program for employees and consultants other than the Company’s Chief Executive Officer and directors (the “Option Exchange Program”).

The Option Exchange Program has not yet commenced. Zogenix will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “Commission”), upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.

In connection with the proposal to be voted on by Zogenix’s stockholders with respect to the Option Exchange Program, Zogenix has filed the Preliminary Proxy Statement with the Commission and intends to file other relevant materials with the Commission, including a definitive proxy statement. Zogenix stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.

Zogenix stockholders and option holders will be able to obtain the written materials described above and other documents filed by Zogenix with the Commission free of charge from the Commission’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Zogenix with the Commission by directing a written request to: Zogenix, Inc., 5858 Horton Street, #455, Emeryville, CA 94608, Attention: Corporate Secretary.

Letter from Stephen J. Farr, Ph.D., President and Chief Executive Officer

May 24, 2016

Dear Zogenix Employees,

I am pleased to announce that a proposal to offer a voluntary stock option exchange program (“Option Exchange Program”) for certain eligible employees and consultants will be submitted to stockholders for their approval at Zogenix’s 2016 Annual Meeting on July 13, 2016. At Zogenix, we believe that an effective and competitive incentive program is critical for the success of our business. The broad-based stock option program constitutes a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the high volatility and decline of our stock price during the last few years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock (known as “underwater” stock options). If we receive stockholder approval, the Option Exchange Program would give eligible participants a one-time opportunity to exchange certain outstanding underwater stock options for a lesser amount of new options that will be granted with lower exercise prices. The number of new stock options would be determined using exchange ratios designed to result in the new stock options having a fair value approximately equal to the stock options that are exchanged.

More information about the Option Exchange Program being proposed to stockholders can be found in our preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 24, 2016.

If we receive the necessary stockholder approval, we will send additional detailed information about the terms of the Option Exchange Program to eligible participants at the time the Option Exchange Program begins.

Sincerely,

/s/ Stephen J. Farr

Stephen J. Farr, Ph.D.

Chief Executive Officer

Key Legal Disclosure

The stock option exchange described in this letter has not yet commenced. Zogenix will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Zogenix’s stockholders with respect to the stock option exchange discussed in this letter, Zogenix has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. Zogenix stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

Zogenix stockholders and option holders will be able to obtain the written materials described above and other documents filed by Zogenix with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Zogenix with the SEC by directing a written request to: Zogenix, Inc., 5858 Horton Street, #455, Emeryville, CA 94608, Attention: Corporate Secretary.

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